Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To,

Hall Chadwick Acquisition Corp.

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-4/A of our report dated April 15, 2026, except for the effects of the revision discussed in Note 2, as to which the date is September 30, 2026, relating to the financial statements of Hall Chadwick Acquisition Corp. as of December 31, 2025 and for the period from May 22, 2025 (inception) through December 31, 2025, which is included in this Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Pipara & Co LLP (6841)

/s/ Pipara & Co LLP

Place: New Delhi, India

Date: November 11, 2026